Exhibit 4.1
FIRST MIDWEST BANCORP, INC.
Description of Securities Registered Under Section 12 of the
Securities Exchange Act of 1934

The following description of the securities of First Midwest Bancorp, Inc. (“First Midwest”) is a summary, does not purport to be complete and is qualified in its entirety by reference to First Midwest’s Restated Certificate of Incorporation, as amended and as supplemented by certificates of designations establishing the terms of First Midwest’s preferred stock (the “Certificate of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”), copies of which are incorporated by reference as Exhibits 3.1 through 3.7 to First Midwest’s annual report on Form 10-K for the year ended December 31, 2020 to which this Exhibit 4.1 is attached. For a complete description, refer to the Certificate of Incorporation, By-Laws and applicable provisions of relevant law, including applicable provisions of the General Corporation Law of the State of Delaware and federal law governing bank holding companies.

Pursuant to the Certificate of Incorporation, First Midwest is authorized to issue two hundred fifty million (250,000,000) shares of common stock, $0.01 par value per share, and one million (1,000,000) shares of preferred stock, without par value. As of December 31, 2020, First Midwest had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) its common stock; (2) its Depositary Shares, Each Representing a 1/40th Interest in a Share of 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A; and (3) its Depositary Shares, Each Representing a 1/40th Interest in a Share of 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C.

Because First Midwest is a holding company, the rights of First Midwest to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of First Midwest stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that First Midwest itself may be a creditor of that subsidiary with recognized claims. Claims on First Midwest’s subsidiaries by creditors other than First Midwest will include substantial obligations with respect to deposit liabilities and purchased funds.

COMMON STOCK

Dividends

Subject to the rights of any series of preferred stock authorized by First Midwest’s board of directors as provided by the Certificate of Incorporation, holders of common stock are entitled to dividends as and when declared by the board of directors out of funds legally available for the payment of dividends.

Voting Rights

Each holder of First Midwest common stock has one vote for each share held on matters presented for consideration by the stockholders. Except as otherwise required by law or provided in any resolution adopted by First Midwest’s board of directors with respect to any series of preferred stock, the holders of common stock possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Preemptive and Conversion Rights

Holders of First Midwest common stock have no preemptive rights and no right to convert their stock into any other securities.

Redemption and Sinking Fund

There are no redemption or sinking fund provisions applicable to First Midwest common stock. Holders of the common stock will have no liability for further calls or assessments and will not be personally liable for the payment of First Midwest’s debts except as they may be liable by reason of their own conduct or acts.

Issuance of Stock

The Certificate of Incorporation authorizes First Midwest’s board of directors to authorize the issuance of shares of common stock without stockholder approval. However, the common stock is listed on the Nasdaq Stock Market, which requires stockholder approval of the issuance of additional shares of common stock under certain circumstances.

Liquidation Rights

In the event of liquidation or dissolution, subject to the rights of any outstanding series of preferred stock and creditors of First Midwest, holders of First Midwest common stock are entitled to share in all assets remaining for distribution to holders of common stock according to their interests therein.

Listing

First Midwest’s common stock is listed for trading on the Nasdaq Stock Market under the symbol “FMBI.”

PREFERRED STOCK

The Certificate of Incorporation authorizes the First Midwest board of directors to authorize the issuance of shares of First Midwest preferred stock without stockholder approval. The First Midwest board of directors is authorized to divide the preferred stock into series and, subject to applicable law, to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. As of December 31, 2020, First Midwest had two series of preferred stock outstanding, its 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and its 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C. A description of these series of preferred stock is provided below. Additionally, if and when any additional First Midwest preferred stock is issued, the holders of such First Midwest preferred stock may have a preference over holders of First Midwest common stock in the payment of dividends, upon liquidation of First Midwest, in respect of voting rights and in the redemption of the capital stock of First Midwest. Similarly, such First Midwest preferred stock may be on a parity with or, subject to required consents of the Series A and Series C preferred stock, senior to the Series A and Series C preferred stock in the payment of dividends, upon liquidation of First Midwest, in respect of voting rights and in the redemption of the capital stock of First Midwest.

DEPOSITARY SHARE, EACH REPRESENTING A 1/40TH INTEREST
IN A SHARE OF 7.000% FIXED RATE NON-CUMULATIVE PREFERRED STOCK, SERIES A

DESCRIPTION OF THE PREFERRED STOCK

General

The Series A Preferred Stock is a single series of First Midwest’s authorized preferred stock. The depositary is the sole holder of shares of the Series A Preferred Stock, and all references herein to the holders of the Series A Preferred Stock shall mean the depositary. The holders of depositary shares are entitled through the depositary to exercise their proportional rights and preferences of the Series A Preferred Stock, as described below under "Description of the Depositary Shares".

The Series A Preferred Stock is not convertible into, or exchangeable for, shares of First Midwest’s common stock or any other class or series of other securities of First Midwest. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of First Midwest to redeem, retire or repurchase the Series A Preferred Stock.

Ranking

With respect to the payment of dividends by, and distributions of assets upon any liquidation, dissolution or winding up of, First Midwest, the Series A Preferred Stock will rank:

•senior to First Midwest’s common stock and any class or series of stock that ranks junior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon First Midwest’s liquidation, dissolution or winding up ("junior stock");

•senior to or on a parity with each other series of First Midwest’s preferred stock First Midwest may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock)), as provided in the certificate of designations relating to such preferred stock or otherwise; and

•junior to all existing and future indebtedness and other non-equity claims on First Midwest.

Dividends

Dividends on the Series A Preferred Stock are not cumulative or mandatory. If First Midwest’s Board of Directors, or a duly authorized committee thereof, does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to be payable for such dividend period, or be cumulative, and First Midwest will have no obligation to pay any dividend for that dividend period, whether or not First Midwest’s Board of Directors, or a duly authorized committee thereof, declares a dividend on the Series A Preferred Stock or any other class or series of capital stock for any future dividend period. A "dividend period" is the period from and including a dividend payment date to but excluding the next dividend payment date.

Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by First Midwest’s Board of Directors, or a duly authorized committee thereof, only out of funds legally available for the payment of dividends, non-cumulative cash dividends payable on the stated amount of $1,000 per share at a rate of 7.000% per annum, and no more, payable quarterly in arrears on February 20, May 20, August 20 and November 20 of each year (each such date, a "dividend payment date"), with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. In the event that First Midwest issues additional shares of Series A Preferred Stock after the original issue date, those shares will be entitled to dividends that are declared on or after the date they are issued.

If any dividend payment date is not a business day, then the applicable dividend will be paid on the next business day without any adjustment to, or interest on, the amount of dividends paid. First Midwest will not pay interest or any sum of money instead of interest on any dividend, or in lieu of dividends not declared. A business day means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York or Chicago, Illinois, are closed.

Dividends will be payable to holders of record of Series A Preferred Stock as they appear on First Midwest’s stock register on the applicable record date, which is the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days nor less than 10 days before the applicable dividend payment date, as shall be fixed by First Midwest’s Board of Directors, or a duly authorized committee thereof, in advance of payment of each particular dividend. The corresponding record dates for the depositary shares will be the same as the record dates for the Series A Preferred Stock.

Dividends payable on the Series A Preferred Stock are calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under "—Redemption," unless First Midwest defaults in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

Restrictions on Dividends, Redemptions and Repurchases

First Midwest’s ability to pay dividends on the Series A Preferred Stock depends on the ability of the First Midwest Bank (the “Bank”) to pay dividends to First Midwest. The ability of First Midwest and the Bank to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve.

So long as any share of Series A Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series A Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

•no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any rights under any such plan);

•no monies may be paid or made available for a sinking fund for the redemption or retirement of any junior stock nor shall any shares of junior stock be repurchased, redeemed or otherwise acquired for consideration by First Midwest, directly or indirectly, during a dividend period (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to or during the most recently completed preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases by any of First Midwest’s broker-dealer subsidiaries of First Midwest’s capital stock for resale pursuant to an offering by First Midwest of such capital stock underwritten by such broker-dealer subsidiary or (viii) the acquisition by First Midwest or any of First Midwest’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by First Midwest or any of First Midwest’s subsidiaries, including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by First Midwest; and

•no monies may be paid or made available for a sinking fund for the redemption or retirement of any parity stock nor shall any shares of parity stock, if any, be repurchased, redeemed or otherwise acquired for consideration by First Midwest, directly or indirectly, during a dividend period (other than (i) any purchase or other acquisition of shares of Series A Preferred Stock and parity stock in accordance with a purchase offer made in writing or by publication (as determined by First Midwest’s Board of Directors, or a duly authorized committee thereof), to all holders of such shares on such terms as First Midwest’s Board of Directors (or a duly authorized committee thereof), after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to or during the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases by any of First Midwest’s broker-dealer subsidiaries of First Midwest’s capital stock for resale pursuant to an offering by First Midwest of such capital stock underwritten by such broker-dealer subsidiary or (viii) the acquisition by First Midwest or any of First Midwest’s subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by First Midwest or any of First Midwest’s subsidiaries, including as trustees or custodians).

If First Midwest’s Board of Directors (or a duly authorized committee thereof) elects to declare only partial instead of full dividends for a dividend payment date and the related dividend period on the shares of Series A Preferred Stock or any class or series of First Midwest’s stock that ranks on a parity with the Series A Preferred Stock in the payment of current dividends, then, to the extent permitted by the terms of the Series A Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of Series A Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, "full dividends" means, as to any dividend parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such dividend parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Stock or any series of dividend parity stock (in either case, the "first series") coincides with more than one dividend period with respect to another series as applicable (in either case, a "second series"), then, for purposes of this paragraph, First Midwest’s Board of Directors (or a duly authorized committee thereof) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Series A Preferred Stock in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Series A Preferred Stock.

As used in this description of the Series A Preferred Stock, "parity stock" means any other class or series of stock of First Midwest that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of First Midwest.

As used in this description of the Series A Preferred Stock, "dividend parity stock" means any class or series of First Midwest’s stock that ranks on a parity with the Series A Preferred Stock in the payment of current dividends.

As used in this description of the Series A Preferred Stock, "senior stock" means any other class or series of stock of First Midwest ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of First Midwest.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by First Midwest’s Board of Directors, or a duly authorized committee thereof, may be declared and paid on First Midwest’s common stock and any other junior stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause First Midwest to fail to comply with applicable laws and regulations, including applicable capital adequacy rules.

Redemption

Optional Redemption

The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of the Series A Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A Preferred Stock.
First Midwest may redeem the Series A Preferred Stock at First Midwest’s option, in whole or in part, from time to time, on any dividend payment date on or after August 20, 2025, at a redemption price equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock, and should not expect such redemption or repurchase. Notwithstanding the foregoing, First Midwest may not redeem shares of the Series A Preferred Stock without having received the prior approval of the "appropriate federal banking agency" with respect to First Midwest, as defined in Section 3(q) of the Federal Deposit Insurance Act, or any successor provision (the "appropriate federal banking agency"), if then required under capital rules applicable to First Midwest. First Midwest’s appropriate federal banking agency is the Federal Reserve.

Redemption Following a Regulatory Capital Treatment Event

First Midwest may redeem shares of the Series A Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Such redemption shall be subject to prior approval of the Federal Reserve, if the Series A Preferred Stock is capital for bank regulatory purposes or such approval is otherwise required.

A "regulatory capital treatment event" means the good faith determination by First Midwest that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that First Midwest will not be entitled to treat the full stated amount of $1,000 per share of Series A Preferred Stock then outstanding as Tier 1 Capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Notwithstanding the foregoing, First Midwest may not redeem shares of the Series A Preferred Stock without having received the prior approval of the appropriate federal banking agency, if then required under capital rules applicable to First Midwest.

Redemption Procedures

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on First Midwest’s books, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock or any depositary shares representing interests in the Preferred Stock are held in book-entry form through The Depository Trust Company or any other similar facility, First Midwest may give such notice at such time and in any manner permitted by such facility). Any notice mailed in this manner shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption will include a statement setting forth:

•the redemption date;

•the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed from the holder;

•the redemption price;

•the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and

•that dividends on such shares will cease to accrue on the redemption date.

If notice of redemption of any shares of Series A Preferred Stock has been duly given and if on or before the redemption date specified in the notice all funds necessary for such redemption have been irrevocably set aside by First Midwest separate and apart from First Midwest’s other assets, in trust for the pro rata benefit of the holders of any shares of Series A Preferred Stock so called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series A Preferred Stock are issued in certificated form, on and after the redemption date, unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption, dividends will cease to accrue on all shares of Series A Preferred Stock so called for redemption, and all such shares of Series A Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights of the holders of such shares with respect to such shares will terminate, including rights described under "—Voting Rights" below, except the right to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with First Midwest’s other funds, and after that time the holders of the shares so called for redemption shall look only to First Midwest for payment of the redemption price of such shares.

The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to First Midwest or First Midwest’s agent, if the shares of Series A Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot. Subject to the provisions described above, First Midwest’s Board of Directors, or a duly authorized committee thereof, shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If First Midwest shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

Under the Federal Reserve's current capital regulations applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval by the Federal Reserve and the Company must either replace the shares to be redeemed with an equal amount of Tier 1 Capital or additional Tier 1 Capital or demonstrate to the Federal Reserve that the Company will continue to hold capital commensurate with its risk. Any redemption of the Series A Preferred Stock is subject to First Midwest’s receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth by the Federal Reserve applicable to redemption of the Series A Preferred Stock.

Liquidation Rights

In the event First Midwest liquidates, dissolves or winds-up its business and affairs, either voluntarily or involuntarily, before any distribution or payment out of First Midwest’s assets may be made to or set aside for the holders of any junior stock, holders of the Series A Preferred Stock are entitled to receive out of First Midwest’s assets legally available for distribution to First Midwest’s stockholders (i.e., after satisfaction of all of First Midwest’s liabilities to creditors, if any) an amount equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the date of such payment (the "liquidation preference"). Holders of the Series A Preferred Stock will not be entitled to any other amounts from First Midwest after they have received their full liquidating distribution.

In any such distribution, if the assets of First Midwest are not sufficient to pay the liquidation preference in full to all holders of the Series A Preferred Stock and all holders of any class or series of our stock that ranks on parity with the Series A Preferred Stock in the distribution of assets on liquidation ("liquidation preference parity stock"), the amounts paid to the holders of Series A Preferred Stock and to the holders of all liquidation preference parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of the Series A Preferred Stock and all such liquidation preference parity stock. In any such distribution, the "liquidation preference" of any holder of First Midwest’s stock other than the Series A Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on First Midwest’s assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable. If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and all holders of any liquidation preference parity stock, the holders of our junior stock will be entitled to receive all remaining assets of First Midwest according to their respective rights and preferences.

For these purposes, the merger, consolidation or other business combination of First Midwest with any other entity, including a transaction in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, conveyance, transfer or exchange of all or substantially all of First Midwest’s assets for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of First Midwest.

Because First Midwest is a holding company, First Midwest’s rights and the rights of its creditors and its stockholders, including the holders of the Series A Preferred Stock, to participate in the distribution of assets of any of First Midwest’s subsidiaries upon that subsidiary's liquidation or recapitalization may be subject to the prior claims of that subsidiary's creditors, except to the extent that First Midwest is a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below or otherwise required by law, the holders of the Series A Preferred Stock have no voting rights.

Right to Elect Two Directors upon Nonpayment of Dividends

If and whenever dividends payable on Series A Preferred Stock or any class or series of parity stock having voting rights equivalent to those described in this paragraph ("voting parity stock") have not been declared and paid (or, in the case of voting parity stock bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent, whether or not consecutive (a "nonpayment event"), the number of directors on First Midwest’s Board of Directors shall automatically be increased by two and the holders of Series A Preferred Stock, together with the holders of any outstanding voting parity stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective stated amounts, shall be entitled to elect the two additional directors (the "preferred stock directors"); provided that the election of any such directors shall not cause First Midwest to violate the corporate governance requirements of NASDAQ (or any other exchange on which First Midwest’s securities may be listed) that listed companies must have a majority of independent directors and provided further that First Midwest’s Board of Directors shall at no time include more than two preferred stock directors (including, for purposes of this limitation, all directors that the holders of any series of voting preferred stock are entitled to elect pursuant to like voting rights).

In the event that the holders of Series A Preferred Stock and such other holders of voting parity stock shall be entitled to vote for the election of the preferred stock directors following a nonpayment event, such directors shall be initially elected following such nonpayment event only at a special meeting called at the request of the holders of record of at least 20% of the stated amount of the Series A Preferred Stock and each other series of voting parity stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of First Midwest’s stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of First Midwest’s stockholders. Such request to call a special meeting for the initial election of the preferred stock directors after a nonpayment event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or voting parity stock, and delivered to First Midwest’s Corporate Secretary in such manner as provided for in the Certificate of Designations, or as may otherwise be required or permitted by applicable law. If First Midwest’s Corporate Secretary fails to call a special meeting for the election of the preferred stock directors within 20 days of receiving proper notice, any holder of Series A Preferred Stock or voting parity stock may call such a meeting at First Midwest’s expense solely for the election of the preferred stock directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series A Preferred Stock holder shall have access to First Midwest’s stock ledger.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock and voting parity stock, voting together as a single class in proportion to their respective stated amounts. The preferred stock directors elected at a special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as described below. In case any vacancy shall occur among the preferred stock directors, a successor shall be elected by First Midwest’s Board of Directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining preferred stock director or, if no preferred stock director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and such voting parity stock for which dividends have not been paid, voting as a single class in proportion to their respective stated amounts, provided that the election of any such directors shall not cause First Midwest to violate the corporate governance requirement of NASDAQ (or any other exchange on which First Midwest’s securities may be listed) that listed companies must have a majority of independent directors. The preferred stock directors shall each be entitled to one vote per director on any matter that shall come before First Midwest’s Board of Directors for a vote.

When (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preferred Stock on four consecutive dividend payment dates following a nonpayment event and (ii) the rights of holders of any voting parity stock to participate in electing the preferred stock directors shall have ceased, the right of holders of the Series A Preferred Stock to participate in the election of preferred stock directors shall cease (but subject always to the revesting of such voting rights in the case of any future nonpayment event), the terms of office of all the preferred stock directors shall immediately terminate, and the number of directors constituting First Midwest’s Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for at least four consecutive quarterly dividend periods following a nonpayment event, First Midwest may take account of any dividend it elects to pay for any dividend period after the regular dividend payment date for that period has passed.

In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under "—Redemption," such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date) and the terms of any additional directors elected by the holders of Series A Preferred Stock and any voting parity stock shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of voting parity stock have similarly terminated.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock (including the Series A Preferred Stock) are or become entitled to vote for the election of directors, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a "controlling influence" over First Midwest, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other Voting Rights

So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting together with any other series of preferred stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective stated amounts (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to:

•amend or alter the Certificate of Incorporation to authorize or increase the authorized amount of, or issue shares of, any class or series of First Midwest’s capital stock ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of First Midwest, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•amend, alter or repeal the provisions of the Certificate of Incorporation so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize or create, or increase the authorized amount of, any class or series of stock that does not rank senior to the Series A Preferred Stock in either payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets upon liquidation, dissolution or winding up of First Midwest will not be deemed to affect adversely the powers, preferences, privileges or rights of the Series A Preferred Stock; or

•consummate (i) a binding share-exchange or reclassification involving the Series A Preferred Stock or (ii) a merger or consolidation of First Midwest with or into another entity (whether or not a corporation), unless in each case (A) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the Series A Preferred Stock is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, First Midwest may amend, alter, supplement or repeal any terms of the Series Preferred Stock:

•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series A Preferred Stock that may be defective or inconsistent; or

•to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by First Midwest for the benefit of the holders of the Series A Preferred Stock to effect the redemption.

Voting Rights under Delaware Law

Under current provisions of the General Corporation Law of the State of Delaware, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to the Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in the Certificate of Incorporation.

DESCRIPTION OF THE DEPOSITARY SHARES

The following description summarizes specific terms and provisions of the depositary shares relating to the Series A Preferred Stock.

General

Each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock and is evidenced by depositary receipts. The underlying shares of the Series A Preferred Stock have been deposited with a depositary pursuant to a deposit agreement among First Midwest, Computershare Trust Company, N.A. and Computershare Inc., acting as joint depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the "Deposit Agreement"). Subject to the terms of the Deposit Agreement, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this description of the depositary shares, references to "holders" of depositary shares mean those who own depositary shares registered in their own names on the books that First Midwest or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series A Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of depositary shares relating to the underlying Series A Preferred Stock in proportion to the number of depositary shares held by the holders. If First Midwest makes a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with First Midwest’s approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by First Midwest on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or the shares of the Series A Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If First Midwest redeems the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date, on the shares of the Series A Preferred Stock.

Whenever First Midwest redeems shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series A Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot. In any case, the depositary will redeem the depositary shares only in increments of 40 depositary shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.

Voting of the Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote, as described above in "Description of Preferred Stock—Voting Rights."

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder's depositary shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. First Midwest has agreed to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will vote all depositary shares held by it proportionately with instructions received.

Form of Series A Preferred Stock and Depositary Shares

The depositary shares are issued in book-entry form through The Depository Trust Company. The Series A Preferred Stock is issued in registered form to the depositary.

Listing of Depositary Shares

The depositary shares are listed on the NASDAQ Stock Market under the symbol "FMBIP."

DEPOSITARY SHARES, EACH REPRESENTING A 1/40TH INTEREST
IN A SHARE OF 7.000% FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C

DESCRIPTION OF THE PREFERRED STOCK

General

The Series C Preferred Stock is a single series of the First Midwest’s authorized preferred stock. The depositary is the sole holder of shares of the Series C Preferred Stock, and all references herein to the holders of the Series C Preferred Stock shall mean the depositary. The holders of depositary shares are entitled through the depositary to exercise their proportional rights and preferences of the Series C Preferred Stock, as described below under "Description of the Depositary Shares".

The Series C Preferred Stock is not convertible into, or exchangeable for, shares of First Midwest’s common stock or any other class or series of other securities of First Midwest. The Series C Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of First Midwest to redeem, retire or repurchase the Series C Preferred Stock.

Ranking

With respect to the payment of dividends by, and distributions of assets upon any liquidation, dissolution or winding up of, First Midwest, the Series C Preferred Stock will rank:

•senior to First Midwest’s common stock and any class or series of stock that ranks junior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets upon First Midwest’s liquidation, dissolution or winding up ("junior stock");

•senior to or on a parity with each other series of First Midwest’s preferred stock First Midwest may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock)), as provided in the certificate of designations relating to such preferred stock or otherwise; and

•junior to all existing and future indebtedness and other non-equity claims on First Midwest.

Dividends

Dividends on the Series C Preferred Stock are not cumulative or mandatory. If First Midwest’s Board of Directors, or a duly authorized committee thereof, does not declare a dividend on the Series C Preferred Stock in respect of a dividend period, then no dividend shall be deemed to be payable for such dividend period, or be cumulative, and First Midwest will have no obligation to pay any dividend for that dividend period, whether or not First Midwest’s Board of Directors, or a duly authorized committee thereof, declares a dividend on the Series C Preferred Stock or any other class or series of capital stock for any future dividend period. A "dividend period" is the period from and including a dividend payment date to but excluding the next dividend payment date.

Holders of Series C Preferred Stock will be entitled to receive, when, as and if declared by First Midwest’s Board of Directors, or a duly authorized committee thereof, only out of funds legally available for the payment of dividends, non-cumulative cash dividends payable on the stated amount of $1,000 per share at a rate of 7.000% per annum, and no more, payable quarterly in arrears on February 20, May 20, August 20 and November 20 of each year (each such date, a "dividend payment date"), with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. In the event that First Midwest issues additional shares of Series C Preferred Stock after the original issue date, those shares will be entitled to dividends that are declared on or after the date they are issued.

If any dividend payment date is not a business day, then the applicable dividend will be paid on the next business day without any adjustment to, or interest on, the amount of dividends paid. First Midwest will not pay interest or any sum of money instead of interest on any dividend, or in lieu of dividends not declared. A business day means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York or Chicago, Illinois, are closed.

Dividends will be payable to holders of record of Series C Preferred Stock as they appear on First Midwest’s stock register on the applicable record date, which is the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days nor less than 10 days before the applicable dividend payment date, as shall be fixed by First Midwest’s Board of Directors, or a duly authorized committee thereof, in advance of payment of each particular dividend. The corresponding record dates for the depositary shares will be the same as the record dates for the Series C Preferred Stock.

Dividends payable on the Series C Preferred Stock are calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series C Preferred Stock will cease to accrue on the redemption date, if any, as described below under "—Redemption," unless First Midwest defaults in the payment of the redemption price of the shares of the Series C Preferred Stock called for redemption.

Restrictions on Dividends, Redemptions and Repurchases

First Midwest’s ability to pay dividends on the Series C Preferred Stock depends on the ability of the First Midwest Bank (the “Bank”) to pay dividends to First Midwest. The ability of First Midwest and the Bank to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve.

So long as any share of Series C Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series C Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

•no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any rights under any such plan);

•no monies may be paid or made available for a sinking fund for the redemption or retirement of any junior stock nor shall any shares of junior stock be repurchased, redeemed or otherwise acquired for consideration by First Midwest, directly or indirectly, during a dividend period (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to or during the most recently completed preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases by any of First Midwest’s broker-dealer subsidiaries of First Midwest’s capital stock for resale pursuant to an offering by First Midwest of such capital stock underwritten by such broker-dealer subsidiary or (viii) the acquisition by First Midwest or any of First Midwest’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by First Midwest or any of First Midwest’s subsidiaries, including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by First Midwest; and

•no monies may be paid or made available for a sinking fund for the redemption or retirement of any parity stock nor shall any shares of parity stock, if any, be repurchased, redeemed or otherwise acquired for consideration by First Midwest, directly or indirectly, during a dividend period (other than (i) any purchase or other acquisition of shares of Series C Preferred Stock and parity stock in accordance with a purchase offer made in writing or by publication (as determined by First Midwest’s Board of Directors, or a duly authorized committee thereof), to all holders of such shares on such terms as First Midwest’s Board of Directors (or a duly authorized committee thereof), after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to or during the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases by any of First Midwest’s broker-dealer subsidiaries of First Midwest’s capital stock for resale pursuant to an offering by First Midwest of such capital stock underwritten by such broker-dealer subsidiary or (viii) the acquisition by First Midwest or any of First Midwest’s subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by First Midwest or any of First Midwest’s subsidiaries, including as trustees or custodians).

If First Midwest’s Board of Directors (or a duly authorized committee thereof) elects to declare only partial instead of full dividends for a dividend payment date and the related dividend period on the shares of Series C Preferred Stock or any class or series of First Midwest’s stock that ranks on a parity with the Series C Preferred Stock in the payment of current dividends, then, to the extent permitted by the terms of the Series C Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of Series C Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, "full dividends" means, as to any dividend parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such dividend parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series C Preferred Stock or any series of dividend parity stock (in either case, the "first series") coincides with more than one dividend period with respect to another series as applicable (in either case, a "second series"), then, for purposes of this paragraph, First Midwest’s Board of Directors (or a duly authorized committee thereof) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Series C Preferred Stock in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Series C Preferred Stock.

As used in this description of the Series C Preferred Stock, "parity stock" means any other class or series of stock of First Midwest that ranks on a parity with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of First Midwest.

As used in this description of the Series C Preferred Stock, "dividend parity stock" means any class or series of First Midwest’s stock that ranks on a parity with the Series C Preferred Stock in the payment of current dividends.

As used in this description of the Series C Preferred Stock, "senior stock" means any other class or series of stock of First Midwest ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of First Midwest.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by First Midwest’s Board of Directors, or a duly authorized committee thereof, may be declared and paid on First Midwest’s common stock and any other junior stock from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause First Midwest to fail to comply with applicable laws and regulations, including applicable capital adequacy rules.

Redemption

Optional Redemption

The Series C Preferred Stock is perpetual and has no maturity date. The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of the Series C Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series C Preferred Stock.
First Midwest may redeem the Series C Preferred Stock at First Midwest’s option, in whole or in part, from time to time, on any dividend payment date on or after August 20, 2025, at a redemption price equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Neither the holders of Series C Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series C Preferred Stock, and should not expect such redemption or repurchase. Notwithstanding the foregoing, First Midwest may not redeem shares of the Series C Preferred Stock without having received the prior approval of the "appropriate federal banking agency" with respect to First Midwest, as defined in Section 3(q) of the Federal Deposit Insurance Act, or any successor provision (the "appropriate federal banking agency"), if then required under capital rules applicable to First Midwest. First Midwest’s appropriate federal banking agency is the Federal Reserve.

Redemption Following a Regulatory Capital Treatment Event

First Midwest may redeem shares of the Series C Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Such redemption shall be subject to prior approval of the Federal Reserve, if the Series C Preferred Stock is capital for bank regulatory purposes or such approval is otherwise required.

A "regulatory capital treatment event" means the good faith determination by First Midwest that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series C Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series C Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series C Preferred Stock, there is more than an insubstantial risk that First Midwest will not be entitled to treat the full stated amount of $1,000 per share of Series C Preferred Stock then outstanding as Tier 1 Capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Notwithstanding the foregoing, First Midwest may not redeem shares of the Series C Preferred Stock without having received the prior approval of the appropriate federal banking agency, if then required under capital rules applicable to First Midwest.

Redemption Procedures

If shares of the Series C Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on First Midwest’s books, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series C Preferred Stock or any depositary shares representing interests in the Preferred Stock are held in book-entry form through The Depository Trust Company or any other similar facility, First Midwest may give such notice at such time and in any manner permitted by such facility). Any notice mailed in this manner shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each notice of redemption will include a statement setting forth:

•the redemption date;

•the number of shares of the Series C Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series C Preferred Stock to be redeemed from the holder;

•the redemption price;

•the place or places where the certificates evidencing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; and

•that dividends on such shares will cease to accrue on the redemption date.

If notice of redemption of any shares of Series C Preferred Stock has been duly given and if on or before the redemption date specified in the notice all funds necessary for such redemption have been irrevocably set aside by First Midwest separate and apart from First Midwest’s other assets, in trust for the pro rata benefit of the holders of any shares of Series C Preferred Stock so called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series C Preferred Stock are issued in certificated form, on and after the redemption date, unless we default in the payment of the redemption price of the shares of the Series C Preferred Stock called for redemption, dividends will cease to accrue on all shares of Series C Preferred Stock so called for redemption, and all such shares of Series C Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights of the holders of such shares with respect to such shares will terminate, including rights described under "—Voting Rights" below, except the right to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with First Midwest’s other funds, and after that time the holders of the shares so called for redemption shall look only to First Midwest for payment of the redemption price of such shares.

The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to First Midwest or First Midwest’s agent, if the shares of Series C Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

In case of any redemption of only part of the shares of the Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot. Subject to the provisions described above, First Midwest’s Board of Directors, or a duly authorized committee thereof, shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time. If First Midwest shall have issued certificates for the Series C Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

Under the Federal Reserve's current capital regulations applicable to bank holding companies, any redemption of the Series C Preferred Stock is subject to prior approval by the Federal Reserve and the Company must either replace the shares to be redeemed with an equal amount of Tier 1 Capital or additional Tier 1 Capital or demonstrate to the Federal Reserve that the Company will continue to hold capital commensurate with its risk. Any redemption of the Series C Preferred Stock is subject to First Midwest’s receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth by the Federal Reserve applicable to redemption of the Series C Preferred Stock.

Liquidation Rights

In the event First Midwest liquidates, dissolves or winds-up its business and affairs, either voluntarily or involuntarily, before any distribution or payment out of First Midwest’s assets may be made to or set aside for the holders of any junior stock, holders of the Series C Preferred Stock are entitled to receive out of First Midwest’s assets legally available for distribution to First Midwest’s stockholders (i.e., after satisfaction of all of First Midwest’s liabilities to creditors, if any) an amount equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the date of such payment (the "liquidation preference"). Holders of the Series C Preferred Stock will not be entitled to any other amounts from First Midwest after they have received their full liquidating distribution.

In any such distribution, if the assets of First Midwest are not sufficient to pay the liquidation preference in full to all holders of the Series C Preferred Stock and all holders of any class or series of our stock that ranks on parity with the Series C Preferred Stock in the distribution of assets on liquidation ("liquidation preference parity stock"), the amounts paid to the holders of Series C Preferred Stock and to the holders of all liquidation preference parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of the Series C Preferred Stock and all such liquidation preference parity stock. In any such distribution, the "liquidation preference" of any holder of First Midwest’s stock other than the Series C Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on First Midwest’s assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable. If the liquidation preference has been paid in full to all holders of Series C Preferred Stock and all holders of any liquidation preference parity stock, the holders of our junior stock will be entitled to receive all remaining assets of First Midwest according to their respective rights and preferences.

For these purposes, the merger, consolidation or other business combination of First Midwest with any other entity, including a transaction in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, or the sale, lease, conveyance, transfer or exchange of all or substantially all of First Midwest’s assets for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of First Midwest.

Because First Midwest is a holding company, First Midwest’s rights and the rights of its creditors and its stockholders, including the holders of the Series C Preferred Stock, to participate in the distribution of assets of any of First Midwest’s subsidiaries upon that subsidiary's liquidation or recapitalization may be subject to the prior claims of that subsidiary's creditors, except to the extent that First Midwest is a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below or otherwise required by law, the holders of the Series C Preferred Stock have no voting rights.

Right to Elect Two Directors upon Nonpayment of Dividends

If and whenever dividends payable on Series C Preferred Stock or any class or series of parity stock having voting rights equivalent to those described in this paragraph ("voting parity stock") have not been declared and paid (or, in the case of voting parity stock bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent, whether or not consecutive (a "nonpayment event"), the number of directors on First Midwest’s Board of Directors shall automatically be increased by two and the holders of Series C Preferred Stock, together with the holders of any outstanding voting parity stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective stated amounts, shall be entitled to elect the two additional directors (the "preferred stock directors"); provided that the election of any such directors shall not cause First Midwest to violate the corporate governance requirements of NASDAQ (or any other exchange on which First Midwest’s securities may be listed) that listed companies must have a majority of independent directors and provided further that First Midwest’s Board of Directors shall at no time include more than two preferred stock directors (including, for purposes of this limitation, all directors that the holders of any series of voting preferred stock are entitled to elect pursuant to like voting rights).

In the event that the holders of Series C Preferred Stock and such other holders of voting parity stock shall be entitled to vote for the election of the preferred stock directors following a nonpayment event, such directors shall be initially elected following such nonpayment event only at a special meeting called at the request of the holders of record of at least 20% of the stated amount of the Series C Preferred Stock and each other series of voting parity stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of First Midwest’s stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of First Midwest’s stockholders. Such request to call a special meeting for the initial election of the preferred stock directors after a nonpayment event shall be made by written notice, signed by the requisite holders of Series C Preferred Stock or voting parity stock, and delivered to First Midwest’s Corporate Secretary in such manner as provided for in the Certificate of Designations, or as may otherwise be required or permitted by applicable law. If First Midwest’s Corporate Secretary fails to call a special meeting for the election of the preferred stock directors within 20 days of receiving proper notice, any holder of Series C Preferred Stock or voting parity stock may call such a meeting at First Midwest’s expense solely for the election of the preferred stock directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series C Preferred Stock holder shall have access to First Midwest’s stock ledger.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series C Preferred Stock and voting parity stock, voting together as a single class in proportion to their respective stated amounts. The preferred stock directors elected at a special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as described below. In case any vacancy shall occur among the preferred stock directors, a successor shall be elected by First Midwest’s Board of Directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining preferred stock director or, if no preferred stock director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and such voting parity stock for which dividends have not been paid, voting as a single class in proportion to their respective stated amounts, provided that the election of any such directors shall not cause First Midwest to violate the corporate governance requirement of NASDAQ (or any other exchange on which First Midwest’s securities may be listed) that listed companies must have a majority of independent directors. The preferred stock directors shall each be entitled to one vote per director on any matter that shall come before First Midwest’s Board of Directors for a vote.

When (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series C Preferred Stock on four consecutive dividend payment dates following a nonpayment event and (ii) the rights of holders of any voting parity stock to participate in electing the preferred stock directors shall have ceased, the right of holders of the Series C Preferred Stock to participate in the election of preferred stock directors shall cease (but subject always to the revesting of such voting rights in the case of any future nonpayment event), the terms of office of all the preferred stock directors shall immediately terminate, and the number of directors constituting First Midwest’s Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for at least four consecutive quarterly dividend periods following a nonpayment event, First Midwest may take account of any dividend it elects to pay for any dividend period after the regular dividend payment date for that period has passed.

In addition, if and when the rights of holders of Series C Preferred Stock terminate for any reason, including under circumstances described above under "—Redemption," such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date) and the terms of any additional directors elected by the holders of Series C Preferred Stock and any voting parity stock shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of voting parity stock have similarly terminated.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock (including the Series C Preferred Stock) are or become entitled to vote for the election of directors, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a "controlling influence" over First Midwest, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other Voting Rights

So long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series C Preferred Stock, voting together with any other series of preferred stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective stated amounts (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to:

•amend or alter the Certificate of Incorporation to authorize or increase the authorized amount of, or issue shares of, any class or series of First Midwest’s capital stock ranking prior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of First Midwest, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•amend, alter or repeal the provisions of the Certificate of Incorporation so as to materially and adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole; provided, however, that any amendment to authorize or create, or increase the authorized amount of, any class or series of stock that does not rank senior to the Series C Preferred Stock in either payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets upon liquidation, dissolution or winding up of First Midwest will not be deemed to affect adversely the powers, preferences, privileges or rights of the Series C Preferred Stock; or

•consummate (i) a binding share-exchange or reclassification involving the Series C Preferred Stock or (ii) a merger or consolidation of First Midwest with or into another entity (whether or not a corporation), unless in each case (A) the shares of the Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the Series C Preferred Stock is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series C Preferred Stock immediately prior to such consummation, taken as a whole.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock (including the Series C Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

Without the consent of the holders of the Series C Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series C Preferred Stock, First Midwest may amend, alter, supplement or repeal any terms of the Series Preferred Stock:

•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series C Preferred Stock that may be defective or inconsistent; or

•to make any provision with respect to matters or questions arising with respect to the Series C Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by First Midwest for the benefit of the holders of the Series C Preferred Stock to effect the redemption.

Voting Rights under Delaware Law

Under current provisions of the General Corporation Law of the State of Delaware, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to the Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in the Certificate of Incorporation.

DESCRIPTION OF THE DEPOSITARY SHARES

The following description summarizes specific terms and provisions of the depositary shares relating to the Series C Preferred Stock.

General

Each depositary share represents a 1/40th ownership interest in a share of Series C Preferred Stock and is evidenced by depositary receipts. The underlying shares of the Series C Preferred Stock have been deposited with a depositary pursuant to a deposit agreement among First Midwest, Computershare Trust Company, N.A. and Computershare Inc., acting as joint depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the "Deposit Agreement"). Subject to the terms of the Deposit Agreement, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of Series C Preferred Stock represented by such depositary share, to all the rights and preferences of the Series C Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this description of the depositary shares, references to "holders" of depositary shares mean those who own depositary shares registered in their own names on the books that First Midwest or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series C Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series C Preferred Stock to the record holders of depositary shares relating to the underlying Series C Preferred Stock in proportion to the number of depositary shares held by the holders. If First Midwest makes a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with First Midwest’s approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series C Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by First Midwest on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or the shares of the Series C Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If First Midwest redeems the Series C Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series C Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series C Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date, on the shares of the Series C Preferred Stock.

Whenever First Midwest redeems shares of Series C Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series C Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot. In any case, the depositary will redeem the depositary shares only in increments of 40 depositary shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series C Preferred Stock and the related depositary shares.

Voting of the Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series C Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series C Preferred Stock are entitled to a vote, as described above in "Description of Preferred Stock—Voting Rights."

When the depositary receives notice of any meeting at which the holders of the Series C Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series C Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series C Preferred Stock, may instruct the depositary to vote the amount of the Series C Preferred Stock represented by the holder's depositary shares. To the extent possible, the depositary will vote the amount of the Series C Preferred Stock represented by depositary shares in accordance with the instructions it receives. First Midwest has agreed to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series C Preferred Stock, it will vote all depositary shares held by it proportionately with instructions received.

Form of Series C Preferred Stock and Depositary Shares

The depositary shares are issued in book-entry form through The Depository Trust Company. The Series C Preferred Stock is issued in registered form to the depositary.

Listing of Depositary Shares

The depositary shares are listed on the NASDAQ Stock Market under the symbol "FMBIO."

CERTAIN ANTI-TAKEOVER MATTERS

The Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. These provisions include the following:

Filling Vacancies on Board of Directors

Under the Certificate of Incorporation, any vacancy occurring in First Midwest’s board of directors will be filled by a majority vote of the remaining directors.

Advance Notice Requirements

The Certificate of Incorporation establishes procedures that stockholders must follow to nominate persons for election to First Midwest’s board of directors or make other proposals. Generally, the stockholder making the nomination or proposal must deliver a written notice to First Midwest’s secretary not less than 120 nor more than 180 days prior to the date of the meeting. The notice must contain certain information specified in the Bylaws.

Limitation on Ability of Stockholders to Call Special Meetings

The Certificate of Incorporation provides that special meetings of the stockholders may only be called by the board of directors, the chairman of the board or the president of First Midwest; provided that, a special meeting may be called by the holders of at least 51% of the voting power of the then outstanding shares of capital stock of First Midwest entitled to vote generally in the election of directors solely for the purpose of removing a director or directors for cause.

Amendment of Certificate of Incorporation and Bylaws

The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal most provisions of the Certificate of Incorporation; provided, however, if any proposal to alter, amend or repeal any such provision is approved by 80% of the board of directors, then in such case only the affirmative vote as is required by law or as may otherwise be required by the Certificate of Incorporation of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal such provision. The Bylaws may be amended only upon the affirmative vote of a majority of all of the directors or upon the affirmative vote of the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote.

Higher Vote for Certain Business Combinations

The Certificate of Incorporation also contains an “affiliated transaction provision.” The affiliated transaction provision provides that, notwithstanding any vote required by law or if no vote is required by law, a supermajority of at least 80% of all the votes that the holders of capital stock are entitled to cast shall be required for the approval of such transactions. Such supermajority approval would be required for:

•a merger or consolidation involving any “Interested Stockholder” (as defined below);
•a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to or with an Interested Stockholder having an aggregate fair market value of $5 million or more; and
•certain transactions, including certain sales of securities to any Interested Stockholder, a plan of liquidation proposed by an Interested Stockholder or a reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate holding of an Interested Stockholder.

For the purpose of the affiliated transaction provision, an “Interested Stockholder” includes any person or entity who directly or indirectly owns or controls 5% or more of First Midwest’s voting power. The supermajority approval requirement does not apply to any transaction that is either approved by a majority of disinterested directors or if certain pricing and procedural requirements are met.

Considerations for Board of Directors in Evaluation of Certain Acquisition Proposals

Pursuant to an offer to tender or exchange any First Midwest capital stock or enter into any agreement to merge or consolidate First Midwest or any of its subsidiaries with another person, in connection with the exercise of the board of directors’ judgment in determining First Midwest’s best interests and the best interests of its stockholders, the Certificate of Incorporation requires the board of directors to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, the following factors and any other factors it deems relevant:

•the social and economic effects of the transaction on First Midwest and its subsidiaries, including First Midwest’s employees, depositors, loan and other customers and creditors and those of its subsidiaries and the communities in which First Midwest and its subsidiaries operate or are located; and
•the business and financial condition and the earning prospects of any prospective acquiring person and the possible effect of such conditions on First Midwest and its subsidiaries and the communities in which First Midwest and its subsidiaries operate or are located; and
•the competence, experience, and integrity of any prospective acquiring person and its management.

Issuance of Preferred Stock to Deter Takeover Attempts

The Certificate of Incorporation provides the board of directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the board of directors to deter future attempts to gain control of First Midwest. The board of directors has sole authority to determine the terms of any series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to issue a series of preferred stock to persons friendly to management. Such an issuance could be used by the board of directors in an attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of First Midwest.